Exhibit 4.5

COMMERCIAL MANAGEMENT AGREEMENT

This commercial management agreement (the "Agreement") is entered into on this 25th day of June, 2010 between:

(1)	GOLDEN OCEAN MANAGEMENT (BERMUDA) LTD. (the "Commercial Manager"),

(2)	KNIGHTSBRIDGE TANKERS LIMITED ("KTL"),

(3)	KTL BELGRAVIA I INC. ("Belgravia I"),

(4)	KTL BELGRAVIA II INC. ("Belgravia II"),

and

(5)	GOLDEN FUTURE INC. ("Future")

(Belgravia I, Belgravia II and Future are hereinafter collectively referred to as the "Shipowners", while all of the above are collectively referred to as the "Parties" and, individually, as a "Party").

WHEREAS:

(A)	The Commercial Manager is a wholly owned subsidiary of Golden Ocean Group Ltd.

(B)
The Commercial Manager is a provider of administrative and commercial management services through its own organisation and the organisation of its affiliates, Golden Ocean Management AS and Golden Ocean Management Asia Pte. Ltd., both of which acts as its sub-contractors of such services.

(C)	The Commercial Manager specialises in the management of dry bulk vessels.

(D)	Belgravia I and Belgravia II are both wholly owned subsidiaries of KTL.

(E)	KTL has agreed to acquire all of the shares in Future whereafter Future will become a wholly owned subsidiary of KTL.

(F)	Belgravia I is the owner of a capesize dry bulk vessel of approx. 170,000 dwt delivered from Daehan Shipyard in Q4/09 and identified as M/V "Belgravia".

(G)	Belgravia II is the owner of a capesize dry bulk vessel of approx. 170,000 dwt delivered from Daehan Shipyard in Q3/09 and identified as M/V "Battersea".

(H)
Future is the owner of a capesize dry bulk vessel of approx. 176,000 dwt delivered from Jinhaiwan Shipyard in Q1/10 and identified as M/V "Golden Future" (M/V "Belgravia", M/V "Battersea" and M/V "Golden Future" are hereinafter referred to as the "Vessels").

(I)
KTL has, on behalf of the Shipowners, requested that the Commercial Manager undertakes the commercial management of M/V "Belgravia" and M/V "Battersea" with immediate effect and M/V "Golden Future" from the date KTL's purchase of the shares in Future closes.

(J)	The Commercial Manager has, on the terms hereof, accepted such request.

NOW THEREFORE, the Parties have agreed as follows:

1.	APPOINTMENT AND OVERALL DUTIES OF THE COMMERCIAL MANAGER

1.1
The Shipowners hereby confirm the appointment of the Commercial Manager as their commercial manager for the purpose of performing the duties and obligations set forth herein. The Commercial Manager hereby confirms its acceptance of such appointment.

1.2
The Commercial Manager shall, in performing its duties hereunder, efficiently and diligently provide the services described herein to each of the Shipowners. In exercising the powers hereby conferred on it, the Commercial Manager shall:

(i)	use its best endeavours to protect and promote the interests of the Company,

(ii)	observe all applicable laws and regulations relevant to the Company's and the Shipowners' activities;

and

(iii)	generally act in accordance with good management practise.

1.3
All discounts, commissions and other benefits received by the Commercial Manager and/or its employees from third parties as a consequence of the services to be provided hereunder shall be disclosed to KTL and, unless otherwise agreed, placed at the relevant Shipowner's disposal.

1.4
KTL shall, at all times, be allowed full access to the accounts and records of the Commercial Manager which are relevant to the commercial operation of the Vessels and the Commercial Manager's performance of its obligations hereunder.

Such access shall be granted to the directors of KTL and such other persons as shall be specifically authorised by KTL. Representatives of KTL's auditor shall, in relation to the audit of KTL's accounts, always be considered as authorised.

1.5
The Commercial Manager shall, upon request, provide KTL with copies of all documents in its possession relevant to the commercial operation of the Vessels and otherwise compile such facts and records relevant thereto and on the basis of such documents as shall, from time to time, be requested by KTL.

1.6
The Commercial Manager shall have the right to sub-contract parts of the Services to third parties on commercial terms provided that the Commercial Manager shall remain responsible for the overall performance of the Services notwithstanding any such subcontracting or delegation. All such sub-contracting arrangements shall be made in writing. KTL shall be provided with copies of such agreements upon request.

2.	RELATIONSHIP TO THE COMPANY'S OTHER MANAGERS

2.1
The Commercial Manager confirms its knowledge and acceptance of the fact that the Shipowners are generally managed by Frontline Management (Bermuda) Ltd. (the "General Manager"). The Commercial Manager undertakes to cooperate fully with the General Manager in this capacity with a cost efficient overall management of the Shipowners and their activities as the objective.

2.2
The Commercial Manager agrees to co-operate with other entities (including but not limited to the technical manager of the Vessels) providing management services to KTL and/or the Shipowners relating to the Vessels in the day to day performance of its duties and obligations as commercial manager for the Shipowners and the Vessels and shall do its utmost to avoid duplicate work in this respect.

3.	SCOPE OF SERVICES

3.1
The Commercial Manager shall, subject to the control and direction of the board of directors of KTL (acting on behalf of each Shipowner) (the "Board"), provide the Shipowners with such assistance and services in relation to the commercial management of the Vessels as are more specifically set out below.

In the performance of its duties hereunder the Commercial Manager shall observe such directions as the Board, from time to time, shall give to it, whether directly or through the General Manager.

3.2	Without prejudice to the generality of the foregoing, the Commercial Manager shall provide the Shipowners with the following specific services (the "Services"):

(i)
The Commercial Manager shall, on behalf of each Shipowner, market its Vessel and seek its employment. The Commercial Manager shall arrange all commercial trading of the Vessel, and, in this respect, negotiate commercial contracts under which the Vessel will be employed.

(ii)	The Commercial Manager shall, if requested by the Board, develop a written chartering policy for the Vessel and submit the same to the Board for approval.

(iii)
The Commercial Manager shall implement any approved chartering policy by way of concluding for the Vessels, as agent on behalf of each Shipowner, all charter parties, consecutive voyage charter parties or other contracts of employment in respect of their Vessels, always provided that any single charter party with a duration exceeding 6 months shall be specifically approved in advance by the Board.

(iv)	The Commercial Manager shall report all charters and other employment arrangements for the Vessel to the Board (represented by the General Manager) at regular intervals.

(v)	The Commercial Manager shall be responsible for ensuring proper billing and collection of amounts due to each Shipowner arising out of the employment of the Vessels.

(vi)
The Commercial Manager shall prepare and circulate all orders and information relating to the employment of the Vessels, and shall be responsible for all post-fixture functions relating to the charters concluded in respect of the Vessels, including but not limited to:

a.	providing the master of each of the Vessels with voyage instructions;

b.	arranging cargo handling, port facilities, loading, and discharging, canal transits, services of agents, brokers and other consultants;

c.	writing or otherwise causing to be issued all necessary shipping documents

d.	executing voyage schedules and routing; and

e.	arranging bunkers, stevedoring and towage services, where appropriate.

(vii)	The Commercial Manger shall be responsible for maintaining contact and good relations with all customers and contractual parties of the Shipowners in connection with the employment of the Vessels.

(viii)	The Commercial Manager shall collect market information from relevant sources and present reports and other updates and/or analysis of market trends and developments to the Board as and when it shall be required.

(ix)	The Commercial Manager shall be responsible for the preparation of the Vessels' voyage accounts and provide the same to the General Manager on a regular basis.

4.	THE COMMERCIAL MANAGER'S AUTHORITY

4.1	The Commercial Manager is authorised to and shall obligate each Shipowner by its signature in all transactions connected to the day-to-day commercial management of the Vessels.

The Board shall, if so requested by the Commercial Manager, provide the Commercial Manager with a written power of attorney documenting the delegation of authority set forth above. Such power of attorney shall, if so requested by the Commercial Manager, be issued by the board of each Shipowner.

4.2
All matters of an irregular nature or special importance and all matters which, according to the bye-laws of each Shipowner and/or this Agreement, require a decision by the Board or the board of a shipowner shall be submitted to the Board or the board of a Shipowner for decision and shall not be actioned upon by the Commercial Manager without the prior written consent of KTL or the Shipowner having been obtained.

4.3	Each Shipowner hereby ratifies and confirms all acts that the Commercial Manager shall lawfully do or cause to be done on its behalf in the bona fide performance of its duties hereunder.

4.4
The Commercial Manager shall be authorised, on behalf of each Shipowner, to incur such normal and reasonable expenditures on the Shipowner's behalf as the performance of its duties and obligations hereunder shall require.

4.5	The Commercial Manager shall always obtain the approval of a Shipowner prior to committing such Shipowner to any:

a.	expenditure which involves payments (other than payment of the fee due to the Commercial Manager hereunder) to the Commercial Manager or companies or persons affiliated with the Commercial Manager;

b.	expenditure which is extraordinary, whether due to its size or the character of the goods or services to be received in exchange; or

c.	action which would commit the Shipowner to any borrowing of funds or the purchase of any financial instrument.

4.6
The Commercial Manager shall, in all respects relevant to the performance of its duties hereunder, report to the Board or, if so directed by the Board, to the General Manager and, subject to the limitations set forth herein, always act in accordance with instructions given by the Board or, if so directed by the Board, by the General Manager.

The Commercial Manager shall keep the Board or, if so directed by the Board, the General Manager, informed, on a regular basis, of all actions taken by the Commercial Manager on the Shipowner's behalf and shall promptly inform the Board or, if so directed by the Board, the General Manager in the case of any material actions.

4.7	Nothing herein shall affect the exercise of central management and control of the Shipowners and KTL by the Board and in particular, but without prejudice to the generality of the foregoing, nothing herein shall derogate from the powers and duties of the Board to manage and administer KTL, the Shipowners and the KTL group's business.

5.	MANAGEMENT FEE

5.1	The Commercial Manager shall receive a fee of 1.25 % of all gross freight earned by the Vessels (the "Fee").

5.2	The Commercial Manager shall be entitled to deduct the Fee from all payments of freight due to the Shipowners.

5.3
The Commercial Manager shall, on a quarterly basis, provide KTL, through the General Manager, with a statement of the Vessels' gross earnings (on an individual basis) during each quarter and the amount received by the Commercial Manager in settlement thereof as per Clause 5.2.

5.4
If and when the Agreement is terminated, the Commercial Manager shall be entitled to receive such part of the Fee as pertains to any charters concluded by the Commercial Manager prior to the termination date.

6.	INCENTIVE ARRANGEMENT

6.1
In addition to the Fee, KTL may, in its discretion, award to the Commercial Manager equity incentives (either by way of incentive or by way of reward) of the type which may be awarded under equity incentive plans typical for publicly traded companies in the United States. Such equity incentives may take the form of, among other things, restricted shares, restricted share units, stock options, warrants, dividend equivalent rights and other equity incentives as KTL may deem reasonable in the circumstances.

6.2
It is understood that the Commercial Manager may transfer all or a portion of the equity incentives received by it to its affiliate, Golden Ocean Management AS, which, in turn, may allot some of such equity incentives to its employees.

6.3
The Commercial Manager understands and represents to KTL that the Commercial Manager is a sophisticated investor, and that the Commercial Manager is aware that the equity incentives that may be granted by KTL will constitute restricted securities for U.S. securities law purposes, and will not be registered with the United States Securities and Exchange Commission. Accordingly, the equity incentives may not be transferred (other than as set out above) without such registration or an applicable exemption from registration.

The Commercial Manager also represents to KTL that any employee of Golden Ocean Management AS who may receive equity incentives as aforesaid, shall be made fully aware of these representations and of the "restricted" status of such equity incentives. Accordingly, any recipient of equity incentives as described herein shall, as a condition of such receipt, be required to sign an acknowledgement of these representations and of such restricted status.

7.	THE COMMERCIAL MANAGER'S OTHER ACTIVITIES

7.1
The Commercial Manager is the commercial manager and operator of a number of bulk carriers owned or chartered in by the Commercial Manager's parent or affiliates on terms similar to the terms set forth herein.

The Company recognizes and accepts that all vessels (including the Vessels) managed by the Commercial Manager will be operated as one fleet with the aim of benefiting all through effective scheduling and allocation of cargoes.

7.2
The Commercial Manager shall, in operating all vessels (including the Vessels) under its management, not afford preference to any vessel but shall, as far as practicable, ensure a fair distribution of its service to all such vessels

8.	COUNTER-INDEMNITY

8.1
The Commercial Manager shall be under no responsibility or liability for any loss or damage, whether as a loss of profits or otherwise, to the Shipowners or KTL arising out of any act or omission involving any error of judgment or any negligence on the part of the Commercial Manager or any of its officers or employees in connection with the performance of its duties under this Agreement unless the acts or omissions leading to a loss or damage are caused by gross negligence or wilful misconduct on the part of the Commercial Manager, its officers or employees.

8.2	The Commercial Manager shall not, under any circumstance, be liable to compensate the Shipowners or KTL for any loss in excess of the Fee in the preceding year.

8.3
KTL agrees to indemnify and keep the Commercial Manager and its employees indemnified against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud or dishonesty on their part) in connection with the provisions of the services or the performance of its duties in general pursuant to this Agreement.

8.4
The Commercial Manager shall not be required to take any legal action on behalf of the Shipowners unless being fully indemnified (to its reasonable satisfaction) for all costs and liabilities likely to be incurred or suffered by it as a consequence thereof.

8.5
If the Board requires the Commercial Manager to take any action which, in the opinion of the Commercial Manager might make him liable for the payment of any money or liable in any other way, the Commercial Manager shall be kept indemnified by KTL in an amount and form satisfactory to him as a prerequisite to take such action.

8.6	The indemnities provided by KTL and the Shipowners hereunder shall cover all reasonable costs and expenses payable by the Commercial Manager in connection with any claims.

8.7
The indemnifications provided by this Clause 8 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, the bye-laws of KTL or the Shipowners or otherwise, and shall continue after the termination of this Agreement.

9.	CONFIDENTIALITY

9.1
The Commercial Manager undertakes, on its own behalf and on behalf of its employees, directors and subcontractors, not to disclose any information relating to the Company to any unauthorised third party unless such person or body needs such information in connection with any contract, agreement or discussion with KTL or such information is generally known.

10.	NOTICES

10.1
All correspondence or notices required or permitted to be given under this Agreement shall be given in English and sent by first class mail, e-mail or telefax (and in case of telefaxes confirmed by airmail letter) or delivered by hand addressed as follows:

If to the Company:

c/o Frontline Management AS
P.O.Box 1327 - Vika
0112 Oslo
Norway

If to the Manager:

P.O.Box HM 1593
Par-la-Ville Place
Hamilton HM 08
Bermuda

or to such other address as either Party may designate to the other Party in writing.

11.	TERMINATION

11.1	This Agreement may be terminated by either KTL and the Shipowners (acting together) or the Commercial Manager hereto following 3 months prior written notice to the other.

11.2	On termination of the Agreement, the Commercial Manager shall:

(i)	ensure that all of the Shipowners' files, records, archives and documents in the Commercial Manager's possession are returned to KTL;

(ii)	if requested by KTL, destroy all of the Commercial Manager's own notes and other papers relevant to the Shipowner's activities which content is not publicly known; and

(iii)	if requested by KTL and always against an appropriate fee, provide KTL and the Shipowners with information and assistance for a period of up to 6 months following termination.

12.	DEFAULT

12.1
If the Commercial Manager shall, by any act or omission, be in breach of any material obligation under this Agreement and such breach shall continue for a period of fourteen (14) days after written notice thereof has been given by KTL to the Commercial Manager, KTL shall have the right to terminate this Agreement with immediate effect by written notice to the Commercial Manager.

12.2	The right to terminate this Agreement shall be in addition to and without prejudice to any other rights which KTL and the Shipowners may have against the Commercial Manager hereunder.

12.3
Either Party (being, in this context, KTL and the Shipowners on the one side and the Commercial Manager on the other side) may, forthwith by notice in writing, terminate this Agreement if an order be made or a resolution be passed for the winding up of the other Party or if a received be appointed of the business or property of the other, of if the other shall cease to carry on business or make special arrangement or composition with its creditors or if any event analogous with any of the foregoing occurs under any applicable law.

13.	FORCE MAJEURE

13.1
The Commercial Manager shall be under no liability of any kind or nature whatsoever in the event it should fail to perform any of the Services if such failure is directly or indirectly caused by war, war-like activities, government order, riot, civil commotion, strike or lock-out or similar actions, or act of God or peril of the sea or any other similar cause beyond the Commercial Manager's control.

14.	MISCELLANEOUS

14.1	No Party shall be entitled to assign its rights and/or obligations under this Agreement unless the prior written consents of the other Parties have been obtained.

14.2	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties or any of them.

14.3	No term of this Agreement is enforceable by a person who is not a party to it.

14.4	This Agreement shall not be amended, supplemented or modified save by written agreement signed by or on behalf of the Parties.

14.5	The Commercial Manager shall, at its discretion, be entitled to use affiliated companies as its subcontractors in the performance of the Services.

15.	ARBITRATION AND GOVERNING LAW

15.1	This Agreement shall be governed by Norwegian law.

15.2
Any dispute arising out of this Agreement shall be finally determined by arbitration in Oslo according to the Norwegian Arbitration Act. The arbitration board shall consist of one arbitrator appointed by KTL and one appointed by the Commercial Manager and one chairman by the two so chosen. Failing agreement among the arbitrators, the chairman shall be appointed by presiding judge in the Oslo City Court.

For and on behalf of KTL BELGRAVIA I INC. _________________________	For and on behalf of GOLDEN OCEAN MANAGEMENT (BERMUDA) LTD. _________________________

For and on behalf of KTL BELGRAVIA II INC. _________________________

For and on behalf of GOLDEN FUTURE INC. _________________________

For and on behalf of KNIGHTSBRIDGE TANKERS LIMITED _________________________